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                                                Filed Pursuant to Rule 424(b)(3)
                                                 Registration File No. 333-94221

Pricing Supplement No. 8 dated July 14, 2000
(To Prospectus Supplement dated January 27, 2000 and Prospectus dated January 24, 2000)

                               CENTEX CORPORATION

                       Senior Medium-Term Notes, Series C
                                Fixed Rate Notes

Principal Amount:                                                                                        $  20,000,000

CUSIP No.:                                                                                                 15231E AT 5

Type:                                                                                                       Fixed Rate

Interest Rate:                                                                                                   7.45%

Original Issue Date:                                                                                     July 18, 2000

Stated Maturity:                                                                                         June 15, 2001

Price to Public (Issue Price per
$1,000 Principal Amount):                                                                                      100.00%

Agent's Discount or Commission:                                                                                $25,000

Net Proceeds to Centex:                                                                                  $  19,975,000

Interest Payment Date:                                                                                   June 15, 2001

         This Pricing Supplement relates to the original issuance and sale by Centex Corporation of the $20,000,000 Senior Medium-Term Notes, Series C (the "Notes"), described herein through Salomon Smith Barney, as agent. It is expected that delivery of the Notes will be made against payment therefor on or about July 18, 2000 (the "Delivery Date").

         We may issue Senior Medium-Term Notes, Series C, and Subordinated Medium-Term Notes, Series C, under Registration Statement No. 333-94221 in a principal amount of up to $400,000,000 in gross proceeds and, to date, including this offering, an aggregate of $195,000,000 has been issued.